United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

August 1, 2018

Date of Report

Q2EARTH, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-55148	20-1602779
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 Royal Palm Way, #100

Palm beach, FL 33480

(Address of Principal Executive Offices)

(561) 693-1423

(Registrant’s Telephone Number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers

On August 1, 2018, Q2Earth, Inc. (the “Company”) appointed David Shields as Chief Financial Officer of the Company.

Prior to joining the Company, Mr. Shields served as the Vice President of Corporate Development for Oldcastle BuildingEnvelope®, a division of CRH plc and the largest fabricator and distributor of commercial glass, engineered products, and glazing hardware and supplies in North America. During his three-year tenure at Oldcastle, he was responsible for overall strategy development, sourcing acquisition opportunities and conducting due diligence, valuation, and contract negotiation for multiple acquisitions, divestitures and capital expenditure projects encompassing greater than $1 billion. Prior to Oldcastle, Mr. Shields gained significant experience in the organics sector as the Managing Director of Corporate Development for BCR Environmental Corporation. Prior to BCR over a six-year period of time, he was an investment banker with Wells Fargo Securities, UBS Securities and Morgan Keegan and Company where he provided strategic financial advice and transaction execution expertise to companies in a variety of industries. Mr. Shields, age 37, holds a Masters of Business Administration from the Kenan-Flagler Business School at the University of North Carolina – Chapel Hill and a Bachelor of Business Administration from the University of Mississippi, both with academic distinction.

Mr. Shields’ employment agreement provides for a two-year term with renewal options, base salary of $220,000, an equity grant subject to vesting and forfeiture (exact number of shares has not yet been determined), performance-based cash and equity bonuses to be determined by the Board of Directors and other benefits commensurate with the other executive level employees of the Company, a 12-month severance for termination without cause or for “good reason”, non-compete / non-solicitation covenants, and other standard benefits and features.

Mr. Shields does not have any family relationships with any other Company executive or Board member, nor is a party to any related transaction.

Item 9.01 Financial Statements and Exhibits.

(b) Exhibits.  None – Agreement to be subsequently filed.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Q2EARTH INC.

Date:	August 6, 2018	By:	/s/ Christopher Nelson
Christopher Nelson
President and General Counsel